EXHIBIT 99.1

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

The PrivateBank Acquires all Deposits and Certain Assets of Founders Bank
Acquisition Adds 10 locations to Illinois Network, Extends Reach into Southwest Suburbs

CHICAGO, July 2, 2009 – PrivateBancorp, Inc. (NASDAQ: PVTB) today announced its wholly owned subsidiary, The PrivateBank & Trust Company, has acquired all of the deposits and certain assets of Founders Bank from the Federal Deposit Insurance Corporation (FDIC), which was appointed receiver of the institution.

“We want to assure all Founders Bank customers that their deposits are safe and available, and remain insured under FDIC protections*,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We are committed to upholding the traditions of community and customer service that were so much a part of Founders Bank, and we look forward to delivering our highly personalized brand of banking to these clients.”

Due to the Independence Day holiday, branches previously owned and operated by Founders Bank will re-open on Monday, July 6, 2009, under The PrivateBank name with normal branch hours. In the interim, customers will continue to have access to their funds through ATMs, checks and debit cards.

Customers who have questions about the transaction can call the FDIC Call Center toll-free at 1.800.823.5680. The phone number is operational this evening until 9:00 p.m. Central Time; on Friday and Saturday from 9:00 a.m. to 6:00 p.m. Central Time; on Sunday from noon to 6:00 p.m. Central Time and, thereafter, from 8:00 a.m. to 8:00 p.m. Central Time. Information is also available from the FDIC's website at www.fdic.gov.

“The most important message to customers and the communities is that it is business as usual come Monday morning when we reopen the branches,” Richman noted. “After a period of transition during which we will consolidate our operating systems, both the former Founders Bank clients as well as existing clients of The PrivateBank will have access to our network of 18 locations throughout the metropolitan Chicago area as well as the full breadth of services The PrivateBank provides to individuals, families and businesses.”

PrivateBancorp was selected to complete this transaction through a competitive bidding process. Founders Bank had approximately $828 million in deposits and $608 million in loans at March 31, 2009. PrivateBancorp agreed to assume all of the deposits and will purchase approximately $906 million in assets at a discount of $54.5 million. The FDIC retains the remaining assets for later disposition. PrivateBancorp entered into a loss-share transaction with the FDIC providing PrivateBancorp with protection from the FDIC for loan losses.

“We have said since the launch of the Strategic Growth Plan that we would be opportunistic in our expansion efforts,” said Kevin M. Killips, Chief Financial Officer, PrivateBancorp. “This transaction is a natural extension of our existing geographic market in Chicago and increases our deposit-gathering capabilities to support the further execution of our Plan.”

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 24 offices in 10 states and more than $10.4 billion in assets as of March 31, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. Our website is www.theprivatebank.com.

* FDIC deposit insurance is $250,000 per depositor per institution through December 31, 2013. For more information on FDIC deposit insurance please visit www.fdic.gov

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan and our recent growth; any need to continue to increase our allowance for loan losses; unforeseen difficulties in integrating new hires; inability to retain top management personnel; insufficient liquidity or funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; the failure to obtain on terms acceptable to us, or at all, the capital necessary to maintain our regulatory capital ratios above the “well-capitalized” threshold; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continuing negative economic conditions; fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies; unforeseen difficulties relating to the mergers and integrations of subsidiary banks; unforeseen difficulties relating to the acquisition and integration of businesses acquired in purchase and assumption transactions; further deterioration in asset quality; any additional charges related to asset impairments; adverse developments in the Company’s loan or investment portfolios; failure to improve operating efficiencies through expense controls; competition; and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.